Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Arthur Coppola, Chairman and Chief Executive Officer, or Thomas O’Hern, Senior Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH DECLARES QUARTERLY DIVIDEND ON COMMON
SHARES OF $.60 PER SHARE PAYABLE 10% IN CASH AND 90% IN
SHARES

SANTA MONICA, Calif., October 30, 2009 — The Board of Directors of The Macerich Company (NYSE: MAC) declared a quarterly dividend of $.60 per share of common stock, consisting of a combination of cash and shares of the Company’s common stock.  The dividend is payable on December 21, 2009 to stockholders of record at the close of business on November 12, 2009.

In order to comply with REIT taxable income distribution requirements, while retaining capital and enhancing the Company’s financial flexibility, the Board of Directors has determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) will not exceed 10% in the aggregate, or $.06 per share, with the balance payable in shares of the Company’s common stock.

In accordance with the provisions of IRS Revenue Procedure 2009-15, stockholders will be asked to make an election to receive the dividend all in cash or all in shares.  To the extent that more than 10% of cash is elected in the aggregate, the cash portion will be prorated.  Stockholders who elect to receive the dividend in cash will receive a cash payment of at least $.06 per share.  Stockholders who do not make an election will receive 10% in cash and 90% in shares of common stock.  The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company’s common stock on the New York Stock Exchange on December 9, December 10 and December 11, 2009.

The Company expects the dividend to be a taxable dividend to stockholders, regardless of whether a particular stockholder receives the dividend in the form of cash or shares.  The Company reserves the right to pay the dividend entirely in cash.

An information letter and election form will be mailed to stockholders of record after the record date.  The properly completed election form to receive cash or common shares must be received by Computershare Trust Company, N.A., the Company’s transfer agent, prior to 5:00 p.m. Eastern Time on December 8, 2009. Registered stockholders with questions regarding the dividend election may call Computershare Trust Company, N.A. at (800) 756-8200.  Stockholders who hold their shares through a bank, broker or nominee, and have questions regarding the dividend election should contact such bank, broker or nominee, who will also be responsible for distributing to them the letter and election form and submitting the election form on their behalf.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 89% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 76 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about Macerich can be obtained from the Company’s Web site at www.macerich.com.

401 Wilshire Boulevard, #700

Santa Monica, CA 90401-1452

P: 310.394.6000 | F: 310.395.2791

www.macerich.com